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                                                                     EXHIBIT 5.1



                         [Letterhead of O'Sullivan LLP]





                                November 8, 2001

dj Orthopedics, Inc.
2985 Scott Street
Vista, California  92083



                              DJ ORTHOPEDICS, INC.
               10,350,000 SHARES OF COMMON STOCK, $0.01 PAR VALUE

Ladies and Gentlemen:


         We have acted as special counsel to dj Orthopedics, Inc., a Delaware corporation (the "Company"), in connection with the Company's initial public offering of up to 10,350,000 shares (including 1,350,000 shares subject to the underwriters' over-allotment option) (the "Shares") of the Company's Common Stock, $0.01 par value per share (the "Common Stock). 7,800,000 Shares are being offered by the Company and 2,550,000 Shares (including the 1,350,000 Shares subject to the underwriters' over-allotment option) are being offered by the selling stockholders (the "Selling Stockholders Shares").

         In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and other instruments as we have deemed necessary for the purpose of rendering the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.


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dj Orthopedics, Inc.
November 8, 2001
Page 2


         Based upon and subject to the foregoing, we are of the opinion that:

                  1. The shares of Common Stock to be sold by the Company (the "Company Shares") have been duly authorized and, when the underwriting agreement referred to in the Registration Statement defined below has been duly executed and delivered by the Company and the Company Shares have been issued and delivered by the Company against payment therefor in accordance with the terms of the underwriting agreement, the Company Shares will be validly issued, fully paid and nonassessable.

                  2. The Selling Stockholders Shares have been duly authorized and, when the Selling Stockholders Shares have been duly issued in accordance with the terms of the Agreement and Plan of Merger dated as of October 26, 2001 among the Company, DJ Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, and DonJoy, L.L.C., a Delaware limited liability company, upon consummation of the merger referred to therein, the Selling Stockholders Shares will be validly issued, fully paid and nonassessable.

         We are admitted to the Bar of the State of New York and this opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (File No. 333-68358) relating to the Shares (the "Registration Statement"). We also consent to the reference to us under the caption "Validity of Common Stock" in the prospectus, which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                                     Very truly yours,



                                                     /s/ O'Sullivan LLP